Contact: Alliance Data
Julie Prozeller, Investors/Analysts
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon, Media
Alliance Data
972-348-4310
Shelley.Whiddon@AllianceData.com

ALLIANCE DATA PROVIDES PRIVATE LABEL
PERFORMANCE UPDATE FOR JANUARY 2009

Company Reaffirms First Quarter and Full Year 2009 Guidance

Dallas, TX, February 17, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today provided an update on its Private Label Credit segment and reaffirmed first quarter and full year 2009 guidance. In addition, the Company provided a revised process by which to track loss rates for its Private Label Credit segment.

Regarding the Company’s Private Label Credit segment, four factors will drive performance in 2009: credit losses, portfolio growth, collected yield and funding costs. In line with the Company’s expectations, total managed credit losses in the Private Label Credit segment averaged 8.9 percent for the $4.4 billion portfolio in January 2009, an increase of 30 basis points from December 2009’s 8.6 percent. These moderately higher losses were offset by the three other factors — faster than expected portfolio growth of 9 percent in January versus the previous year with a minimal amount of this growth in the Master Trust; January’s collected yield, which is marginally higher; and beneficial funding rates, as evidenced by LIBOR’s 400 basis point decline since October. Also, delinquencies were in the mid-6 percent range, further reaffirming the Company’s expected loss rates.

Additionally, the Company noted on its recent fourth quarter earnings conference call that its traditional funding source and the source of much of its past growth was its public Master Trust. This Master Trust files monthly reports for its bondholders and provides certain metrics, which the investment community uses as proxies for overall Private Label Credit performance. As highlighted on the call, the Company’s decision to utilize more favorable on-balance sheet financing of new credit card receivables will result in slower growth for the Master Trust’s portfolio. The Master Trust will no longer be the primary beneficiary of new client growth, which historically provided consistent growth in the Master Trust as well as a consistent range of credit losses as a percentage (denominator effect).

Regarding the Master Trust specifically, the funding of new growth on balance sheet will not alter the Company’s view of interest-only strip gain or loss expectations for 2009. Specifically, higher Master Trust losses will be largely mitigated by (a) slightly higher collected yields, (b) a slightly longer receivable life and (c) continued funding saves as older deals mature. As such, these natural hedges will allow the Company to maintain a stable interest only strip.

Alliance Data notes that the traditional lower Master Trust to total managed loss spread no longer holds. Therefore, the Company will provide a more relevant total managed loss rate each month until the traditional relationship returns. Specifically, the Master Trust tended to post loss rates 40-50 basis points below the Company’s total managed loss rate. The loss rate for January averaged 9.3% in the Master Trust, covering $3.4 billion in receivables, thus reversing its historical relationship to the total managed file.

In summary, with portfolio growth, stable to improving collected yields and lower funding rates all serving to mitigate the higher credit losses, Private Label Credit is not expected to be a drag on results contrary to 2008. Along with solid performances from Loyalty Services and Epsilon Marketing Services, the Company remains comfortable with its previously announced first quarter and full year 2009 guidance.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data. The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon(R), a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne(TM), which owns and operates the AIR MILES(R) Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.alliancedata.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.